SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No.     )*

WELLS FARGO & COMPANY

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

949746 10 1 (CUSIP Number)

December 31, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 949746 10 1	13G	Page 2 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Warren E. Buffett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 95,092,200 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 95,092,200 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 95,092,200 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.7%
12	TYPE OF REPORTING PERSON* IN

CUSIP No. 949746 10 1	13G	Page 3 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Berkshire Hathaway Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 95,092,200 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 95,092,200 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 95,092,200 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.7%
12	TYPE OF REPORTING PERSON* HC, CO

CUSIP No. 949746 10 1	13G	Page 4 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON OBH, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 84,092,200 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 84,092,200 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 84,092,200 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%
12	TYPE OF REPORTING PERSON* HC, CO

CUSIP No. 949746 10 1	13G	Page 5 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON National Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 48,404,360 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 48,404,360 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,404,360 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.3%
12	TYPE OF REPORTING PERSON* IC, CO

CUSIP No. 949746 10 1	13G	Page 6 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON National Fire & Marine Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 15,195,070 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 15,195,070 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,195,070 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%
12	TYPE OF REPORTING PERSON* IC, CO

CUSIP No. 949746 10 1	13G	Page 7 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Nebraska Furniture Mart, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 604,860 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 604,860 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 604,860 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* CO

CUSIP No. 949746 10 1	13G	Page 8 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON The Fechheimer Brothers Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 850,000 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 850,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 850,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* CO

CUSIP No. 949746 10 1	13G	Page 9 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Columbia Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 16,472,310 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 16,472,310 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,472,310 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0%
12	TYPE OF REPORTING PERSON* IC, CO

CUSIP No. 949746 10 1	13G	Page 10 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Blue Chip Stamps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 1,021,600 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 1,021,600 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,021,600 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* CO

CUSIP No. 949746 10 1	13G	Page 11 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Wesco Holdings Midwest, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 1,021,600 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 1,021,600 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,021,600 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* HC, CO

CUSIP No. 949746 10 1	13G	Page 12 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Wesco Financial Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 1,021,600 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 1,021,600 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,021,600 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* HC, CO

CUSIP No. 949746 10 1	13G	Page 13 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Wesco-Financial Insurance Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 621,600 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 621,600 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 621,600 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

CUSIP No. 949746 10 1	13G	Page 14 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Precision Steel Warehouse, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Illinois

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 400,000 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 400,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 400,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* CO

CUSIP No. 949746 10 1	13G	Page 15 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON National Liability & Fire Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Connecticut

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 1,394,000 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 1,394,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,394,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

CUSIP No. 949746 10 1	13G	Page 16 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Cypress Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 150,000 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 150,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

CUSIP No. 949746 10 1	13G	Page 17 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON National Indemnity Company of the South
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 230,000 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 230,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 230,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

CUSIP No. 949746 10 1	13G	Page 18 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Redwood Fire and Casualty Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 120,970 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 120,970 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 120,970 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

CUSIP No. 949746 10 1	13G	Page 19 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GEICO Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 10,000,000 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 10,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON* HC, CO

CUSIP No. 949746 10 1	13G	Page 20 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Government Employees Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 10,000,000 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 10,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON* IC, CO

CUSIP No. 949746 10 1	13G	Page 21 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Re Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 10,000,000 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 10,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON* HC, CO

CUSIP No. 949746 10 1	13G	Page 22 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON General Reinsurance Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 10,000,000 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 10,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%
12	TYPE OF REPORTING PERSON* IC, CO

CUSIP No. 949746 10 1	13G	Page 23 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON U.S. Investment Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 1,000,000 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 1,000,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* HC, CO

CUSIP No. 949746 10 1	13G	Page 24 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Mount Vernon Fire Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 861,300 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 861,300 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 861,300 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

CUSIP No. 949746 10 1	13G	Page 25 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON U.S. Underwriters Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of North Dakota

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 100,000 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 100,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 100,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

CUSIP No. 949746 10 1	13G	Page 26 of 29 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON United States Liability Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION State of Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER NONE 6 SHARED VOTING POWER 38,700 shares of Common Stock 7 SOLE DISPOSITIVE POWER NONE 8 SHARED DISPOSITIVE POWER 38,700 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,700 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not applicable.	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%
12	TYPE OF REPORTING PERSON* IC, CO

SCHEDULE 13G	Page 27 of 29 Pages

Item 1.	(a)	Name of Issuer

Wells Fargo & Company

	(b)	Address of Issuer’s Principal Executive Offices

420 Montgomery Street, San Francisco, CA 94104

Item 2	(a).	Name of Person Filing:

Item 2	(b).	Address of Principal Business Offices:

Item 2	(c).	Citizenship:

		Warren E. Buffett 1440 Kiewit Plaza Omaha, Nebraska 68131 United States Citizen	Wesco Financial Corporation 301 East Colorado Boulevard Pasadena, California 91101 Delaware corporation

		Berkshire Hathaway Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131 Delaware corporation	Wesco-Financial Insurance Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation

		OBH, Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131 Delaware corporation	Precision Steel Warehouse, Inc. 3560 N. Wolf Road Franklin Park, IN 60131 Illinois Corporation

		National Indemnity Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation	National Liability & Fire Insurance Company 3024 Harney Street Omaha, NE 68131 Connecticut Corporation

		National Fire & Marine Insurance Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation	Cypress Insurance Company 9290 West Dodge Road Omaha, NE 68114 California Corporation

		Nebraska Furniture Mart, Inc. 700 South 72nd Street Omaha, Nebraska 68114 Nebraska corporation	National Indemnity Company of the South 3024 Harney Street Omaha, NE 68131 Florida Corporation

		The Fechheimer Brothers Company 4545 Malsbary Road Cincinnati, Ohio 45252 Delaware corporation	Redwood Fire & Casualty Insurance Company 9290 West Dodge Road Omaha, NE 68114 Nebraska Corporation

		Columbia Insurance Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation	GEICO Corporation One GEICO Plaza Washington, DC 20076 Delaware Corporation

		Blue Chip Stamps 301 East Colorado Boulevard Pasadena, California 91101 California corporation	Government Employees Insurance Company One GEICO Plaza Washington, DC 20076 Maryland Corporation

		Wesco Holdings Midwest, Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131 Nebraska corporation	General Re Corporation 695 East Main Street Stamford, CT 06904 Delaware Corporation

		U.S. Investment Corporation 190 South Warner Road Wayne, PA 19087 Pennsylvania Corporation	General Reinsurance Corporation 695 East Main Street Stamford, CT 06904 Delaware Corporation

		Mount Vernon Fire Insurance Company 190 South Warner Road Wayne, PA 19087 Pennsylvania Corporation	U.S. Underwriters Insurance Company 190 South Warner Road Wayne, PA 19087 North Dakota Corporation

United States Liability Insurance Company 190 South Warner Road Wayne, PA 19087 Pennsylvania Corporation

	(d)	Title of Class of Securities

Common Stock

	(e)	CUSIP Number

949746101

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc., OBH, Inc., Blue Chip Stamps, Wesco Financial Corporation, Wesco Holdings Midwest, Inc., GEICO Corporation, General Re Corporation and U.S. Investment Corporation are each a Parent Holding Company or Control Person, in accordance with Rule 13d-1(b)(1)(ii)(G) (Note: See Item 7).

National Indemnity Company, National Fire & Marine Insurance Company, Columbia Insurance Company, Wesco-Financial Insurance Company, National Liability & Fire Insurance Company, Cypress Insurance Company, National Indemnity Company of the South, Redwood Fire and Casualty Insurance Company, Government Employees Insurance Company, General Reinsurance Corporation, Mount Vernon Insurance Company, U.S. Underwriters Insurance Company and United States Liability Insurance Company are each an Insurance Company as defined in section 3(a)(19) of the Act.

Page 28 of 29 Pages

Item 4.	Ownership

(a) Amount beneficially Owned

See the Cover Pages for each of the Reporting Persons.

(b) Percent of Class

See the Cover Pages for each of the Reporting Persons.

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote

(ii) shared power to vote or to direct the vote

(iii) sole power to dispose or to direct the disposition of

(iv) shared power to dispose or to direct the disposition of

See the Cover Pages for each of the Reporting Persons.

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

See Exhibit A.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 29 of 29 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 14th day of February, 2006

/s/ Warren E. Buffett
Warren E. Buffett

BERKSHIRE HATHAWAY INC., and OBH, INC.

By:	/s/ Warren E. Buffett
Warren E. Buffett
Chairman of the Board of each of the above-named corporations

NATIONAL INDEMNITY COMPANY, NATIONAL FIRE AND MARINE INSURANCE COMPANY, COLUMBIA INSURANCE COMPANY, NEBRASKA FURNITURE MART, INC., THE FECHHEIMER BROTHERS COMPANY, BLUE CHIP STAMPS, WESCO FINANCIAL CORPORATION, WESCO FINANCIAL INSURANCE COMPANY, PRECISION STEEL WAREHOUSE, INC., NATIONAL LIABILITY & FIRE INSURANCE COMPANY, CYPRESS INSURANCE COMPANY, NATIONAL INDEMNITY COMPANY OF THE SOUTH, REDWOOD FIRE AND CASUALTY INSURANCE COMPANY, GEICO CORPORATION, GOVERNMENT EMPLOYEES INSURANCE CORPORATION, GENERAL RE CORPORATION, GENERAL REINSURANCE CORPORATION, U.S. INVESTMENT CORPORATION, MOUNT VERNON FIRE INSURANCE COMPANY, U.S. UNDERWRITERS INSURANCE COMPANY AND UNITED STATES LIABILITY INSURANCE COMPANY

By:	/s/ Warren E. Buffett
Warren E. Buffett Attorney-in-Fact

SCHEDULE 13G

EXHIBIT A

RELEVANT SUBSIDIARIES AND MEMBERS OF FILING GROUP

PARENT HOLDING COMPANIES OR CONTROL PERSONS:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.)

Berkshire Hathaway Inc.

OBH, Inc.

Blue Chip Stamps

Wesco Financial Corporation

Wesco Holdings Midwest, Inc.

GEICO Corporation

General Re Corporation

U.S. Investment Corporation

INSURANCE COMPANIES AS DEFINED IN SECTION 3(a)(19) OF THE ACT:

National Indemnity Company

National Fire & Marine Insurance Company

Columbia Insurance Company

Wesco-Financial Insurance Company

National Liability & Fire Insurance Company

Cypress Insurance Company

National Indemnity Company of the South

Redwood Fire and Casualty Company

Government Employees Insurance Company

General Reinsurance Corporation

Mount Vernon Fire Insurance Company

U.S. Underwriters Insurance Company

United States Liability Insurance Company

Note:	No Common Stock of Wells Fargo & Company is held directly by Berkshire Hathaway Inc. Other than the indirect holdings of Berkshire Hathaway Inc., no Common Stock of Wells Fargo & Company is held directly or indirectly by Warren E. Buffett, an individual who may be deemed to control Berkshire Hathaway Inc. 1,854,860 shares or approximately 0.1% of Common Stock of Wells Fargo & Company are held directly by Nebraska Furniture Mart, Inc., The Fechheimer Brothers Company, and Precision Steel Warehouse, Inc., none of which are persons specified in Rule 13d-1 (b) (1) (ii) (A) through (F).

SCHEDULE 13G

EXHIBIT B

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned persons hereby agree that reports on Schedule 13G, and amendments thereto, with respect to the Common Stock of Wells Fargo & Company may be filed in a single statement on behalf of each of such persons, and further, each of such persons designates Warren E. Buffett as its agent and Attorney-in-Fact for the purpose of executing any and all Schedule 13G filings required to be made by it with the Securities and Exchange Commission.

Dated: February 14, 2006	/S/ Warren E. Buffett
Warren E. Buffett

Berkshire Hathaway Inc.

Dated: February 14, 2006	/S/ Warren E. Buffett
	By:	Warren E. Buffett
	Title:	Chairman of the Board

OBH, Inc.

Dated: February 14, 2006	/S/ Warren E. Buffett
	By:	Warren E. Buffett
	Title:	Chairman of the Board

National Indemnity Company

Dated: February 14, 2006	/S/ Marc D. Hamburg
	By:	Marc D. Hamburg
	Title:	Chairman of the Board

National Fire & Marine Insurance Company

Dated: February 14, 2006	/S/ Marc D. Hamburg
	By:	Marc D. Hamburg
	Title:	Chairman of the Board

Nebraska Furniture Mart, Inc.

Dated: February 14, 2006	/S/ Marc D. Hamburg
	By:	Marc D. Hamburg
	Title:	Assistant Secretary

The Fechheimer Brothers Company

Dated: February 14, 2006	/S/ Marc D. Hamburg
	By:	Marc D. Hamburg
	Title:	Assistant Secretary

Columbia Insurance Company

Dated: February 14, 2006	/S/ Marc D. Hamburg
	By:	Marc D. Hamburg
	Title:	Chairman of the Board

Blue Chip Stamps

Dated: February 14, 2006	/S/ Marc D. Hamburg
	By:	Marc D. Hamburg
	Title:	Assistant Secretary

Wesco Holdings Midwest, Inc.

Dated: February 14, 2006	/S/ Marc D. Hamburg
	By:	Marc D. Hamburg
	Title:	Assistant Secretary

Wesco Financial Corporation

Dated: February 14, 2006	/S/ Jeffrey L. Jacobson
	By:	Jeffrey L. Jacobson
	Title:	Vice President

Wesco-Financial Insurance Co.

Dated: February 14, 2006	/S/ Marc D. Hamburg
	By:	Marc D. Hamburg
	Title:	Chairman of the Board

Precision Steel Warehouse, Inc.

Dated: February 14, 2006	/S/ Raymond Luchetti
	By:	Raymond Luchetti
	Title:	Treasurer

National Liability & Fire Insurance Company

Dated: February 14, 2006	/S/ Forrest N. Krutter
	By:	Forrest N. Krutter
	Title:	Secretary

Cypress Insurance Company

Dated: February 14, 2006	/S/ Marc D. Hamburg
	By:	Marc D. Hamburg
	Title:	Assistant Secretary

National Indemnity Company of the South

Dated: February 14, 2006	/S/ Marc D. Hamburg
	By:	Marc D. Hamburg
	Title:	Chairman of the Board

Redwood Fire and Casualty Insurance Company

Dated: February 14, 2006	/S/ Marc D. Hamburg
	By:	Marc D. Hamburg
	Title:	Assistant Secretary

GEICO Corporation

Dated: February 14, 2006	/S/ Michael H. Campbell
	By:	Michael H. Campbell
	Title:	Vice President

Government Employees Insurance Company

Dated: February 14, 2006	/S/ Michael H. Campbell
	By:	Michael H. Campbell
	Title:	Vice President

General Re Corporation

Dated: February 14, 2006	/S/ William Gasdaska
	By:	William Gasdaska
	Title:	Vice President

General Reinsurance Corporation

Dated: February 14, 2006	/S/ William Gasdaska
	By:	William Gasdaska
	Title:	Vice President

U.S. Investment Corporation

Dated: February 14, 2006	/S/ Louis S. Rivituso
	By:	Louis S. Rivituso
	Title:	Treasurer

Mount Vernon Fire Insurance Company

Dated: February 14, 2006	/S/ Louis S. Rivituso
	By:	Louis S. Rivituso
	Title:	Treasurer

U.S. Underwriters Insurance Company

Dated: February 14, 2006	/S/ Louis S. Rivituso
	By:	Louis S. Rivituso
	Title:	Treasurer

United States Liability Insurance Company

Dated: February 14, 2006	/S/ Louis S. Rivituso
	By:	Louis S. Rivituso
	Title:	Treasurer